Exhibit 10.12

SEPARATION AGREEMENT AND RELEASE

This Agreement (“Agreement”) is entered into this 20th day of July 2007 (the “Effective Date”) by and between Spectrum Brands, Inc. (“Spectrum”) and Kenneth V. Biller (“Biller”).

WHEREAS, Biller has been employed by Spectrum as President, Global Operations; and

WHEREAS, Biller and Spectrum are parties to an Amended and Restated Employment Agreement dated April 1, 2005 (the “Employment Agreement”) and attached hereto as Exhibit A; and

WHEREAS, Spectrum and Biller have agreed that Biller will cease to be employed by Spectrum after September 30, 2007; and

WHEREAS, Spectrum and Biller desire to resolve all outstanding issues or future issues of any kind and reach a full and final settlement as to the Employment Agreement and all other issues relating to Biller’s employment with Spectrum.

NOW THEREFORE, for and in consideration of the foregoing and of the terms, conditions and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Biller and Spectrum agree as follows:

I. TERMINATION OF EMPLOYMENT. Biller’s last day of employment with Spectrum will be September 30, 2007. Biller shall continue to receive such pay and benefits as are provided for under the terms of his Employment Agreement through September 30, 2007.

II. ACKNOWLEDGEMENT AND CONSIDERATION. In consideration of the promises set forth herein, Spectrum will provide to Biller those payments and other remuneration set forth in Exhibit B. Biller acknowledges that he is not otherwise entitled to all of the benefits provided under this Agreement and that he understands that he will not receive all of these benefits unless he signs this Agreement and it becomes effective. Biller also acknowledges that notwithstanding anything to the contrary in this Agreement (including the Exhibits): (a) Biller will be responsible for the employee portion of any tax liability associated with any payments made to him pursuant to this Agreement; (b) Spectrum may withhold from any payment an amount equal to the amount Spectrum is required to withhold for Federal, state or local tax purposes; and (c) if Spectrum does not have access to an amount sufficient to satisfy its withholding requirement with respect to any payment, Spectrum may require Biller to pay to Spectrum an amount sufficient to satisfy Spectrum’s withholding obligation as a condition to Spectrum’s making such payment to Biller.

III. GENERAL RELEASE BY BILLER. Except as set forth in Paragraph IV below or as otherwise set forth in this Agreement, Biller on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, hereby releases and forever discharges Spectrum, its subsidiaries and affiliates, and its and their present and former employees, directors, officers, agents, shareholders, and insurers and each of their respective predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown, arising prior to or on the execution date of this Agreement, including but not limited to any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with his employment or his termination of employment with Spectrum. This release specifically includes, but is not limited to, a release of any and all claims pursuant to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Wisconsin Fair Employment Act, Wis. Stats., §§ 111.31-111.395, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., 42 U.S.C. §§ 1981-1986, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq., all claims for defamation and wrongful discharge, and any other claims whether based on contract or tort and whether under federal, state, or local law. For the avoidance of doubt, Biller acknowledges that the benefits provided in Exhibit B of the Agreement are in full satisfaction of any and all obligations of Spectrum under the Employment Agreement.

IV. CLAIMS NOT WAIVED OR RELEASED. This Agreement does not waive any claims that Biller may have (a) under any worker’s compensation law; (b) under any plan currently maintained by Spectrum that provides for retirement benefits; (c) under any law or any policy or plan currently maintained by Spectrum that provides health insurance continuation or conversion rights; (d) that Biller by law may not waive; (e) not arising out of or in connection with his employment or the termination of his employment; or (f) for indemnity for third party claims against Biller for actions taken while he was an employee or director of Spectrum, as provided under Wisconsin Statutes, Spectrum’s by-laws or otherwise. Any indemnification right pursuant to clause (f) of the preceding sentence will be in accordance with the terms and conditions with respect to such indemnification provided under the Wisconsin Statutes, Spectrum’s by-laws or other agreements governing such indemnification right.

V. GENERAL RELEASE BY SPECTRUM. Except as set forth in Paragraph IV above or as otherwise set forth in this Agreement, Spectrum, on behalf of itself and the Released Parties, hereby releases and forever discharges Biller, on his own behalf and for his spouse, heirs, successors, assigns, executors and representatives of any kind, from any and all claims, demands, rights, liabilities, and causes of action of any kind or nature, known or unknown arising prior to or on the date of execution of this Agreement, including but not limited to any claims, demands, rights, liabilities, and causes of action arising or having arisen out of or in connection with Biller’s employment or his termination of employment with Spectrum, provided, however, that nothing in the release set forth in this Paragraph V waives any claims that Spectrum or the Released Parties may have that Spectrum and/or the Released Parties by law may not waive.

VI. COVENANT NOT TO SUE. Biller understands and agrees that this Agreement does prohibit Biller from initiating or participating in a lawsuit against the Released Parties for any claim released in Paragraph III and does prohibit Biller from recovering any money damages or any other moneys for himself for any claim released under Paragraph III through an action or proceeding brought by others. Biller further understands that if he violates any of the commitments he has made in this Agreement, Spectrum may discontinue or seek to recover all of the payments, benefits and other rights provided in exchange for acceptance of this Agreement in accordance with the dispute resolution procedure set forth in Paragraph XI below.

VII. NON-DISPARAGEMENT. Biller agrees not to make any statements which are intended to disparage or could be reasonably construed to disparage Spectrum’s business, products, officers, directors or managing agents. Spectrum, by and on behalf of its officers, directors and managing agents, agrees not to make any statements which are intended to disparage or could be reasonably construed to disparage Biller. The foregoing shall not be construed to prevent a party from giving truthful testimony in any proceeding if required by law.

VIII. NON-ADMISSION. This Agreement does not constitute an admission by either party that any action they took prior to the date hereof with respect to the other was wrongful, unlawful or in violation of any statute, law or regulation. Instead, this Agreement is entered into solely for the purposes of compromise and to clarify the parties’ respective rights and obligations.

IX. PRESERVATION OF SEVERANCE BENEFITS. In the event that Spectrum sells its last operating business segment, Spectrum shall either cause the buyer of such business segment to assume the obligations of Spectrum hereunder or shall enter into alternative arrangements to provide Biller with the full value of the remaining severance pay and benefits provided for under this Agreement.

X. NOTICES. Any notice to be given under this Agreement will be in writing, and will be deemed to have been duly given: (a) when delivered personally; (b) by facsimile, upon confirmation of receipt; (c) one day after delivery by overnight courier; or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices will be as follows:

For notices and communications to Spectrum:

Spectrum Brands, Inc.

Six Concourse Parkway

Suite 3300

Atlanta, GA 30328

Facsimile: (770) 829-6295

Attention: General Counsel

For notices and communications to Biller:

Kenneth V. Biller

7801 Noll Valley Road

Verona, WI 53593

XI. PREVIOUS AGREEMENTS. Except as otherwise specifically provided in this Agreement, the Employment Agreement (other than Sections 6, 7 and 9 thereof) and all other agreements between the parties are hereby terminated and all rights and obligations thereunder are of no further force or effect. Biller understands and agrees that this document and Sections 6, 7 and 9 of the Employment Agreement contain the entire agreement between Biller and Spectrum relating to his employment with Spectrum, that this Agreement supersedes and displaces any prior agreements (other than Sections 6, 7 and 9 of the Employment Agreement) and discussions between Biller and Spectrum relating to such matters and that he may not rely on any such prior agreements and discussions.

XII. GOVERNING LAW/DISPUTES. This Agreement will be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles. Disputes arising out of this Agreement (but not those arising out of Section 6, 7 or 9 of the Employment Agreement), will be resolved in binding arbitration pursuant to the rules of the American Arbitration Association, with the forum of such arbitration to be in Madison, Wisconsin. The parties also agree that the prevailing party will be entitled to recover costs, including attorneys’ fees, incurred in any proceeding instituted seeking enforcement of this Agreement, except as prohibited by law.

XIII. VOLUNTARY AGREEMENT. Biller acknowledges and states that he has read and understands this Agreement and has entered into it knowingly and voluntarily with the assistance and upon the advice of counsel of his choice.

XIV. CONSIDERATION AND REVOCATION PERIOD. Biller hereby acknowledges that, among other rights, he is waiving and releasing any rights he may have under ADEA, that he was given a copy of this Agreement and was given twenty-one (21) days to review it and consider whether to sign it (even if he chose not to take the full twenty-one (21) days), and that he was encouraged by Spectrum to consult an attorney during said twenty-one (21) day period about this Agreement. Biller further acknowledges that the consideration given for this release of claims is in addition to anything of value to which he was already entitled and that the release does not relate to claims under the ADEA that may arise after this Agreement is executed. Biller further understands that for a period of seven (7) days following his execution of this Agreement, he may revoke this Agreement by doing so in writing and that the Agreement will remain revocable until the revocation period has expired without revocation. Any revocation must be delivered to Spectrum in accordance with the Notice provisions set forth in Paragraph X.

XV. WAIVER AND MODIFICATION. Neither this Agreement nor any term or condition hereof, including, without limitation, the terms and conditions in this Paragraph XV may be waived or modified in whole or in part as against Spectrum or Biller, except by written instrument duly executed, in the case of waiver, by the party waiving compliance or, in the case of a modification, by Spectrum and Biller and expressly stating that it is intended to operate as a waiver or modification, as applicable, of this Agreement.

XVI. CAPTIONS. The captions set forth in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

XVII. SEVERABILITY. In the event that any court or arbitration panel having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such court or arbitration panel deems it reasonable and enforceable, and so limited shall remain in full force and effect together with all other provisions of this Agreement. In the event that such court or arbitration panel shall deem any such covenant or other provision wholly unenforceable, the remaining covenants or other provisions of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written below.

Spectrum Brands, Inc.		Kenneth V. Biller

By:	/s/ John T. Wilson	/s/ Kenneth V. Biller
Date: July 20, 2007		Date: July 20, 2007

EXHIBIT A

AMENDED & RESTATED

EMPLOYMENT AGREEMENT1

[1]

Exhibit A is Omitted. A copy of Mr. Biller’s Amended and Restated Employment Agreement dated as of April 1, 2005, has been filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2005.

EXHIBIT B

SUMMARY OF CONSIDERATION TO BILLER

PURSUANT TO PARAGRAPH II

1. Cash Payments. Biller will be entitled to cash payments from Spectrum, as follows:

A. Base salary continuation in an amount equal to $900,000, paid in accordance with the following schedule:

i.	On April 1, 2008, $225,000; and

ii.	On April 30, 2008 and on the 30th day of each succeeding month (and the last day of each February) until and including September 30, 2009, $37,500.

B. A bonus payment for the fiscal year ending September 30, 2007, to be paid in 2007 when bonuses are otherwise payable to Spectrum employees under Spectrum’s Management Incentive Plan, in an amount equal to the amount that Biller would have received under the Employment Agreement calculated on the basis of corporate targets for EBITDA and cash flow for that fiscal year if his employment had not been terminated before the date on which this bonus payment is made.

C. Bonus payment continuation (the “Bonus Continuation Amount”) in an amount equal to two times the bonus payment actually made pursuant to Paragraph 1.B, payable in 24 monthly installments as follows:

i.	On April 1, 2008, 1/4 of the Bonus Continuation Amount; and

ii.	On April 30, 2008 and on the 30th day of each succeeding month (and the last day of each February) until and including September 30, 2009, 1/24 of the Bonus Continuation Amount.

The cash payments described above will be made net of any Federal, state or local income, employment or other taxes required to be withheld. For this purpose, Federal income taxes will be withheld on payments made pursuant to any section of this Exhibit B at a rate of 25 percent until the aggregate amount of supplemental wage payments made to Biller during the calendar year reaches $1,000,000; payments made during the remainder of the year will be subject to Federal income tax withholding at the rate of 35 percent.

D. Notwithstanding the above schedule of payments, if any payment to Biller provided for under this Exhibit B would subject Biller to tax under Section 409A of the Internal Revenue Code of 1986, as amended, such payment(s) may be suspended, at the written request of Biller, until such time as payment may be made without subjecting Biller to such tax.

2. Benefit Continuation. Biller will be entitled to participate in certain benefit programs maintained by Spectrum, as follows:

A. Welfare benefit plans: For the 24-month period beginning on October 1, 2007, Biller will be permitted to continue participating in the following plans, to the extent offered by the Company to its executives, at the same levels as those provided to Biller and his dependents by Spectrum on September 30, 2007, with the cost of each such benefit to be borne by Biller and Spectrum in the same proportions as they are borne by then-current Executive Committee members and Spectrum for the plan year:

i.	Medical and dental insurance;

ii.	Life insurance;

iii.	Supplemental executive life insurance;

iv.	Long-term disability insurance; and

v.	Supplemental long-term disability insurance.

In addition, during the period beginning October 1, 2009 and ending on the last day of the month in which Biller attains age 65, Biller will be entitled to participate in the aforementioned plans maintained by Spectrum to the extent that Biller timely pays the 100% of the COBRA cost of coverage under such plan or plans, except that Biller may continue coverage under the life insurance plans beyond age 65 for so long as he pays the applicable premiums and the underlying insurance contracts allow.

Biller acknowledges that the provision of medical and dental insurance coverage pursuant to Paragraph 2(A)(i) above will satisfy Spectrum’s obligations to provide continuation coverage under Code section 4980B.

B. Supplemental Executive Retirement Plan: Biller will continue to participate in Spectrum’s Supplemental Executive Retirement Plan (“SERP”), in accordance with the terms of the SERP, throughout the period ending on September 30, 2009. Biller previously elected to receive payout of his SERP balance on the next January 1 after his termination date. As a result of the application of Section 409A to the SERP with respect to Biller, the balance credited to Biller’s account under the SERP on January 1, 2008 (i.e., approximately $649,820.12) will be paid to Biller on April 1, 2008, and the annual credit of $67,500 that will be made to Biller’s account under the SERP on October 1, 2008 will be paid to Biller on that date. Each of these payments will be made net of any Federal, state or local income, employment or other taxes required to be withheld.

3. Restricted Stock. Any restrictions still in effect with respect to any outstanding shares of restricted stock previously awarded to Biller will lapse in accordance with the provisions of the Restricted Stock Award Agreements evidencing the awards of such restricted stock, provided, however, that solely for the purpose of the Restricted Stock Award Agreement dated February 1, 2006, Biller will be treated as remaining actively employed by Spectrum until December 31, 2007. Spectrum will, however, retain that number of shares having an aggregate fair market value as of the Effective Date (and on any subsequent date as of which Biller is considered to have received income as a result of the lapsing of the substantial risk of forfeiture on any restricted shares) equal to the amount of Federal, state and local income, employment and other taxes required to be withheld on the relevant date unless Biller tenders payment to Spectrum in an amount equivalent to the required withholding. For this purpose, the fair market value of the shares on any date will be the average of the high and low trading prices of the shares on that date.

4. Stock Options. Any outstanding stock options issued to Biller that are forfeitable as of September 30, 2007 will be forfeited to Spectrum on that date. All other stock options will remain exercisable by Biller until September 30, 2008 in accordance with the terms of the agreements evidencing the awards of the stock options.

5. Company Car. Biller ‘s participation in Spectrum’s leased car program will continue through the current lease term at which time Biller will be entitled to purchase that company-provided car for $100. Notwithstanding the foregoing, if Spectrum discontinues its leased car program before the end of the current lease term, Biller’s participation in that program will cease on the date of the program’s termination, but Biller will be entitled to purchase his company-provided car for $100 on the date the program is terminated.

6. Home and Vacation Home Computers. On September 30, 2007, Spectrum will transfer to Biller ownership of the personal computer and electronic equipment Spectrum previously provided to Biller to enable Biller to perform his employment duties from outside the office.

7. Tax and Financial Planning. For the 24-month period beginning on October 1, 2007, Biller will be permitted to continue receiving tax and financial planning services at Spectrum’s expense at the same levels as those provided to Biller by Spectrum on September 30, 2007.

8. Legal Fees. Spectrum will pay Biller’s legal fees in connection with the negotiation and preparation of this Agreement in the amount certified by Biller’s counsel to have been actually incurred, but not in excess of $10,000.00. Such payment shall be made directly to Biller’s counsel.